UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2010

ECHOSTAR CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	001-33807	26-1232727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 INVERNESS TERRACE E. ENGLEWOOD, COLORADO	80112
(Address of principal executive offices)	(Zip Code)

(303) 706-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.   On March 16, 2010, EchoStar Satellite Acquisition L.L.C. (“ESA LLC”), a wholly owned subsidiary of EchoStar Corporation, terminated that certain Stock Purchase Agreement (the “SPA”) with Deutsche Bank México, S.A., Institución de Banca Múltiple, División Fiduciaria,  Nacional Financiera, S.N.C., Institución de Banca de Desarrollo, Dirección Fiduciaria and Satélites Mexicanos, S.A. de C.V. (“Satmex”), pursuant to which ESA LLC and a Mexican joint venture partner had agreed, subject to the terms and conditions thereof, to acquire all of the outstanding share capital of Satmex.

One of the conditions to ESA LLC’s obligations under the SPA was the successful redemption or repurchase of a sufficient percentage of Satmex’s existing First Priority Senior Secured Notes due 2011 (the “First Priority Notes”) and Second Priority Senior Secured Notes due 2013 (the “Second Priority Notes and, together with the First Priority Notes, the “Satmex Notes”).  The SPA required Satmex to solicit consents to amend the indentures under which the Satmex Notes were issued to eliminate substantially all of the covenants and waive all defaults (the “Consent Approval”) and to enter into lockup agreements with the holders of at least a majority of the aggregate outstanding principal amount of each of the First Priority Notes and Second Priority Notes (the “Lockup Agreements”) within 17 days of the execution of the SPA.  The Consent Approval and the Lockup Agreements were not obtained within the 17 day period.  Accordingly, on March 16, 2010, ESA LLC exercised its right to terminate the SPA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHOSTAR CORPORATION

Date: March 16, 2010	By:	/s/ R. Stanton Dodge
R. Stanton Dodge
Executive Vice President, General Counsel and Secretary